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                              Consent of KPMG LLP
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Exhibit 10(b)



                             Accountants' Consent

The Board of Directors of
United Investors Life Insurance Company



We consent to the use of our report dated January 29, 1999, relating to the balance sheets of United Investors Life Insurance Company as of December 31, 1998 and 1997, and the related statements of operations, comprehensive income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, as contained in Pre-Effective Amendment No. 1 to Form N-4 for Advantage Gold Variable Account. We also consent to the reference to our firm under the heading "Experts" in the Statement of Additional Information.

                              /s/ KPMG LLP



Birmingham, Alabama
January 21, 2000